Exhibit 2.2

Execution Version

July [1], 2025

WAIVER

Reference is made to that certain Common Stock Purchase Agreement, dated as of July 26, 2024 (the “Purchase Agreement”), by and between Channel Therapeutics Corporation (formerly Chromocell Therapeutics Corporation) (“Public Company”) and Tikkun Capital LLC (“Tikkun” and collectively with the Public Company, the “Parties”). Capitalized terms used but not defined herein have the meanings ascribed in the Purchase Agreement.

1.	Notwithstanding anything to the contrary in the Purchase Agreement, Tikkun hereby waives the Fundamental Transaction termination rights of Section 6.8 of the Purchase Agreement.

2.	Except as otherwise specifically consented to, waived, agreed to and/or acknowledged hereby, the provisions of the Purchase Agreement shall remain in full force and effect. The specific waivers contained herein, shall not be deemed as a consent to, or waiver of, any other condition or any other provision in the Purchase Agreement.

3.	This waiver shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof. This waiver may be executed in one or more counterparts (including by facsimile transmissions), all of which shall be considered one and the same instrument.

- Signature page follows -

IN WITNESS WHEREOF, the undersigned has caused this waiver to be executed by its authorized signatories as of the date hereof.

Channel Therapeutics Corporation

By:	/s/ Francis Knuettel II

Name:	Francis Knuettel II

Title:	CFO

Tikkun Capital LLC

By: 3i Management LLC, as Manager

By:	/s/ Maier J. Tarlow

Name:	Maier J. Tarlow

Title:	Manager